News Release
For Immediate Release

LOCKHEED MARTIN ANNOUNCES FIRST QUARTER 2010 RESULTS

•	First quarter net sales of $10.6 billion
•	First quarter net earnings of $547 million
•	Generated $1.6 billion in cash from operations for the quarter
•	Increases outlook for 2010 cash from operations; decreases outlook for net earnings per share
•	Repurchased 6.5 million shares

BETHESDA, Md. April 21, 2010 – Lockheed Martin Corporation (NYSE: LMT) today reported first quarter 2010 net sales of $10.6 billion, a 3% increase over the $10.4 billion in 2009. Net earnings for the first quarter of 2010 were $547 million, or $1.45 per diluted share, compared to $666 million, or $1.68 per diluted share, in 2009. As previously disclosed in our March 31, 2010 Form 8-K, first quarter 2010 net earnings included an unusual charge resulting from legislation that eliminates the tax deduction for benefit costs reimbursed under Medicare Part D. This unusual charge decreased net earnings by ($96) million, or ($0.25) per share. Cash from operations in the first quarter of 2010 was $1.6 billion, compared to $1.2 billion in 2009.

“We are off to a solid start for 2010,” said Lockheed Martin Chairman and CEO, Bob Stevens.  “We continue to execute on our programs, generate strong cash flow, and deploy cash to enhance stockholder value, all with a relentless focus on delivering affordable solutions to meet our customers’ commitments.”

Summary Reported Results and Outlook
The following table presents the Corporation’s results for the periods referenced in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	1st Quarter
(In millions, except per share data)	2010	2009

Net sales	$10,637	$10,373

Operating profit
Segment operating profit	$1,158	$1,199
Unallocated corporate, net:
FAS/CAS pension adjustment	(110)	(114)
Stock compensation expense	(41)	(30)
Other, net	(25)	2
Operating Profit	982	1,057
Interest expense	88	76
Other non-operating income / (expense), net[1]	28	(3)
Earnings before income taxes	922	978
Income taxes (including an unusual charge)[2]	375	312
Net earnings	$547	$666
Diluted earnings per share	$1.45	$1.68
Cash provided by operations	$1,649	$1,218

[1]	Includes interest income and unrealized gains (losses), net on marketable securities held in a Rabbi Trust to fund certain employee benefit obligations.
[2]
The 2010 amount includes an unusual charge resulting from legislation that eliminates the tax deduction for benefit costs reimbursed under Medicare Part D, which increased income tax expense by $96 million.

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations.  Actual results may differ materially from those projected.  See the “Forward-Looking Statements” discussion contained in this press release.

2010 FINANCIAL OUTLOOK [1]	2010 Projections
(In millions, except per share data and percentages)	January 2010	Current Update

Net sales	$46,250 - $47,250	$46,250 - $47,250

Operating profit:
Segment operating profit	$5,025 - $5,125	$5,025 - $5,125
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(440)	(440)
Stock compensation expense	(180)	(170)
Other, net	(100)	(120)
Operating Profit	4,305 - 4,405	4,295 - 4,395

Interest expense	(350)	(350)
Other non-operating income, net	—	30
Earnings before income taxes	$3,955 - $4,055	$3,975 - $4,075

Diluted earnings per share	$7.15 - $7.35	$7.00 - $7.20
Cash from operations	≥ $3,200	≥ $3,300
ROIC[2]	≥ 16.0%	≥ 16.0%

[1]	All amounts approximate.
[2]	See discussion of non-GAAP performance measures at the end of this document.

The Corporation’s updated outlook for 2010 diluted earnings per share incorporates the following revisions:

•	Inclusion of a ($96) million, or ($0.25) per share unusual charge resulting from legislation that eliminates the tax deduction for benefit costs reimbursed under Medicare Part D; and

•	A net $0.10 per share improvement in the Corporation’s outlook primarily due to higher investment income.

As previously disclosed in our Jan. 28, 2010 Earnings Release, the outlook for 2010 cash from operations anticipates that the Corporation will make approximately $1.4 billion in contributions to our pension trust during 2010.  The Corporation anticipates recovering approximately $1.0 billion as CAS cost during 2010, with the remainder being recoverable in future years.

The research and development (R&D) tax credit expired on Dec. 31, 2009, and has not been incorporated into our outlook for 2010.  The benefit of the R&D tax credit was approximately $0.11 per share for 2009. This benefit will not be incorporated into our 2010 outlook or results unless it is extended by the U.S. Congress.

It is the Corporation's practice not to incorporate adjustments to its outlook for proposed acquisitions, divestitures, joint ventures, or unusual items until such transactions have been consummated.

Balanced Cash Deployment Strategy

The Corporation continued to execute its balanced cash deployment strategy in the first quarter of 2010 by:

•	repurchasing 6.5 million shares at a cost of $516 million;
•	paying cash dividends totaling $238 million; and
•	expending capital totaling $92 million.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; Information Systems & Global Services (IS&GS); and Space Systems.

Operating profit for the business segments includes equity earnings (losses) from investments they hold, because the operating activities of the investees are closely aligned with the operations of those segments. Our largest equity investments are United Launch Alliance (ULA) and United Space Alliance (USA), which are included in Space Systems.

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(In millions)	1st Quarter
	2010	2009
Net sales
Aeronautics	$2,933	$2,781
Electronic Systems	2,914	2,913
Information Systems & Global Services	2,872	2,761
Space Systems	1,918	1,918
Total net sales	$10,637	$10,373

Operating profit
Aeronautics	$324	$355
Electronic Systems	388	390
Information Systems & Global Services	233	242
Space Systems	213	212
Segment operating profit	1,158	1,199
Unallocated corporate expense, net	(176)	(142)
Operating profit	$982	$1,057

In our discussion of comparative results, changes in net sales and operating profit generally are expressed in terms of volume and/or performance.

Volume refers to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts.  Volume changes typically include a corresponding change in operating profit based on the estimated profit rate at completion for a particular contract for design, development, and production activities.

Performance generally refers to changes in contract profit booking rates.  These changes to our contracts for products usually relate to profit recognition associated with revisions to total estimated costs at completion of the contracts that reflect improved (or deteriorated) operating or award fee performance on a particular contract.  Changes in contract profit booking rates on contracts for products are recognized by recording adjustments in the current period for the inception-to-date effect of the changes on current and prior periods.  Recognition of the inception-to-date adjustment in the current or prior periods may affect the comparison of segment operating results.

Aeronautics

(In millions, except percentages)	1st Quarter
	2010	2009
Net sales	$2,933	$2,781
Operating profit	$324	$355
Operating margin	11.0%	12.8%

Net sales for Aeronautics increased by 5% for the first quarter of 2010 compared to the first quarter of 2009.  Sales increased in all three lines of business. The increase in Combat Aircraft principally was due to higher volume on the F-35 program.  This increase partially was offset by lower volume on F-16 programs, including a decline in deliveries, as well as lower volume on F-22 and other combat aircraft programs. There were six F-16 deliveries in the first quarter of 2010 compared to eight in the first quarter of 2009. The increase in Air Mobility primarily was attributable to higher volume on C-130 support programs. There were three C-130J deliveries in both the first quarter of 2010 and the first quarter of 2009. The increase in Other Aeronautics Programs mainly was due to higher volume on advanced development and P-3 programs, which partially were offset by declines in sustainment activities.

Operating profit for Aeronautics decreased by 9% for the first quarter of 2010 compared to the first quarter of 2009.  The decline in operating profit primarily was due to decreases in Combat Aircraft, which partially were offset by increases in Air Mobility and Other Aeronautics Programs. The decrease in Combat Aircraft’s operating profit during the quarter primarily was due to lower volume on the F-22 program and a decrease in the level of favorable performance adjustments on F-22 and other combat aircraft programs in 2010 compared to 2009. These decreases more than offset increased operating profit resulting from higher volume and improved performance on F-35 production contracts. The increase in Air Mobility operating profit primarily was due to the higher volume on C-130J support and other air mobility programs.  The increase in Other Aeronautics Programs mainly was attributable to improved performance in sustainment activities and higher volume and improved performance on P-3 programs.

Electronic Systems

(In millions, except percentages)	1st Quarter
	2010	2009
Net sales	$2,914	$2,913
Operating profit	$388	$390
Operating margin	13.3%	13.4%

Net sales for Electronic Systems were relatively unchanged for the first quarter of 2010 compared to the first quarter of 2009.  Sales increases in MFC&T were offset by declines in MS2. The increase at MFC&T primarily was due to higher volume on air defense and certain tactical missile programs, which partially were offset by lower volume on fire control systems. The decrease at MS2 mainly was due to lower volume on undersea warfare and ship & aviation systems programs, which partially were offset by higher volume on surface naval warfare programs.

Operating profit for Electronic Systems was relatively unchanged for the first quarter of 2010 compared to the first quarter of 2009.  Increases in operating profit at MFC&T were offset by declines at MS2. The increase at MFC&T mainly was due to higher volume and improved performance on air defense programs and certain tactical missile programs, which partially were offset by lower volume on fire control systems. The decrease at MS2 primarily was attributable to lower volume and performance on undersea warfare system programs, which partially were offset by improved performance on ship & aviation system programs in 2010.

As previously announced on November 16, 2009, we realigned the Electronic Systems business segment effective January 1, 2010.  The preceding discussion was conformed to this realignment for all periods discussed above; however, the changes did not impact total segment results. See discussion of “Electronic Systems Realignment” at the end of this release for additional information.

Information Systems & Global Services

(In millions, except percentages)	1st Quarter
	2010	2009
Net sales	$2,872	$2,761
Operating profit	$233	$242
Operating margin	8.1%	8.8%

Net sales for IS&GS increased by 4% for the first quarter of 2010 compared to the first quarter of 2009.  Sales increases in Defense and Civil partially were offset by a slight decline in Intelligence programs’ sales. Defense sales primarily increased due to higher volume on readiness and stability operations, which partially were offset by declines in mission and combat systems activities. Civil increased principally due to higher volume on enterprise civilian services and Pacific Architects & Engineers Inc. (PAE) programs. Intelligence programs’ sales declined slightly mainly due to lower volume on security solutions, which partially were offset by higher volume in enterprise integration activities.

Operating profit for IS&GS decreased by 4% for the first quarter of 2010 compared to the first quarter of 2009.  During the quarter, operating profit declines in Intelligence programs and Defense more than offset growth in Civil. The decrease in Intelligence programs mainly was due to lower volume on security solutions activities. The decrease in Defense’s operating profit primarily was attributable to lower volume and performance on mission and combat systems activities, which partially were offset by improved performance on global programs.  The increase in Civil was mainly due to higher volume and improved performance on PAE programs.

Space Systems

(In millions, except percentages)	1st Quarter
	2010	2009
Net sales	$1,918	$1,918
Operating profit	$213	$212
Operating margin	11.1%	11.1%

Net sales for Space Systems were unchanged in the first quarter of 2010 compared to the first quarter of 2009.  During the quarter, sales growth at Space Transportation offset declines in Strategic & Defensive Missile Systems (S&DMS) and Satellites.  The increase in Space Transportation principally was due to higher volume on the Orion program, which partially was offset by lower volume on the space shuttle external tank program.  The sales decline in Satellites primarily was attributable to lower volume in government satellite activities. There were no commercial satellite deliveries during the first quarter of 2010 or 2009. S&DMS’ sales decreased mainly due to lower volume on defensive missile programs.

Operating profit for Space Systems was relatively unchanged in the first quarter of 2010 compared to the first quarter of 2009.  During the quarter, growth in operating profit in Space Transportation and S&DMS partially were offset by a decline in Satellites. The increase in Space Transportation mainly was attributable to higher equity earnings on the ULA joint venture, and higher volume on the Orion program. S&DMS’ operating profit increased mainly due to improved performance on defensive missile programs. Satellites’ operating profit decreased primarily due to lower volume and a decrease in the level of favorable performance adjustments on government satellite programs. Total equity earnings recognized by Space Systems represented 25% of the segment’s operating profit in the first quarter of 2010, compared to 15% in the first quarter of 2009.

Unallocated Corporate Income (Expense), Net

(In millions)	1st Quarter
	2010	2009
FAS/CAS pension adjustment	$(110)	$(114)
Stock compensation expense	(41)	(30)
Other, net	(25)	2
Unallocated corporate income (expense), net	$(176)	$(142)

See the Corporation’s 2009 Form 10-K for a description of “Unallocated corporate income (expense), net,” including the FAS/CAS pension adjustment.

Income Taxes

Our effective income tax rates for the first quarters of 2010 and 2009 were 40.7% and 31.9%.  The effective tax rate for the first quarter of 2010 was higher than the comparable period in 2009, primarily due to the enactment of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 on March 23, 2010 and March 30, 2010, which together eliminated the tax deduction to the extent retiree prescription drug expenses are reimbursed under Medicare Part D, beginning in 2013.  Since the tax benefits associated with these future deductions were reflected as deferred tax assets in our 2009 financial statements, the elimination of the tax deductions resulted in a reduction in deferred tax assets and an increase in income tax expense this quarter.  This increase in income tax expense, as previously disclosed in our March 31, 2010 Form 8-K, decreased 2010 net earnings by ($96) million, or ($0.25) per share.

Excluding the impact of the Medicare Part D adjustment, the effective tax rates for both periods were lower than the statutory tax rate of 35% due to tax benefits for U.S. manufacturing activities and dividends related to our employee stock ownership plans. The first quarter 2009 tax rate included benefits related to the R&D credit, which expired on December 31, 2009.  This benefit will not be incorporated into our 2010 results or outlook unless it is extended by the U.S. Congress.

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 136,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation reported 2009 sales of $45.2 billion.

 ###

NEWS MEDIA CONTACT:	Jeff Adams, 301/897-6308
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 9:00 a.m. E.T. on April 21, 2010. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions.  Forward-looking statements in this release include estimates of future sales, earnings and cash flow.  These statements are not guarantees of future performance and are subject to risks and uncertainties.  Actual results could differ materially due to factors such as: the availability of government funding for our products and services both domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to the priorities of Congress and the Administration, budgetary constraints, and cost-cutting initiatives); the impact of economic recovery and stimulus plans and continued military operations in Iraq and Afghanistan on funding for existing defense programs; failure to have the F-35 program or other key programs recertified after notice of exceeding cost-growth thresholds specified by the Nunn-McCurdy process; the award or termination of contracts; actual returns (or losses) on pension plan assets, interest and discount rates and other changes that may affect pension plan assumptions; the effect of capitalization changes (such as share repurchase activity, advance pension funding, option exercises, or debt levels) on earnings per share; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; materials availability and performance by key suppliers, subcontractors and customers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets; the future impact of legislation, rulemaking, and changes in accounting, tax, defense procurement, or export policies; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts); the competitive environment for the Corporation’s products and services; the ability to attract and retain key personnel; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release.  For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2009 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release.  The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods.  All information in this release is as of April 20, 2010.  Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations.  We also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

NON-GAAP PERFORMANCE MEASURES

The Corporation believes that reporting ROIC provides investors with greater visibility into how effectively Lockheed Martin uses the capital invested in its operations.  The Corporation uses ROIC to evaluate multi-year investment decisions and as a long-term performance measure, and also uses ROIC as a factor in evaluating management performance for incentive compensation purposes.  ROIC is not a measure of financial performance under generally accepted accounting principles, and may not be defined and calculated by other companies in the same manner.  ROIC should not be considered in isolation or as an alternative to net earnings as an indicator of performance.

The Corporation calculates ROIC as follows:
Net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back adjustments related to postretirement benefit plans.

(In millions, except percentages)	2010 Projections
	January 2010	Current Update
NET EARNINGS INTEREST EXPENSE (MULTIPLIED BY 65%) [1]	Combined	Combined
RETURN	≥ $2,925	≥ $2,860

AVERAGE DEBT [2,5] AVERAGE EQUITY [3,5] AVERAGE BENEFIT PLAN ADJUSTMENTS [4,5]	Combined	Combined
AVERAGE INVESTED CAPITAL	≤ $18,300	≤ $17,900

RETURN ON INVESTED CAPITAL	≥ 16.0%	≥ 16.0%

1
Represents after-tax interest expense utilizing the federal statutory rate of 35%.  Interest expense is added back to net earnings as it represents the return to debt holders.  Debt is included as a component of average invested capital.

2	Debt consists of long-term debt, including current maturities, and short-term borrowings (if any).
3	Equity includes non-cash adjustments, primarily to recognize the funded / unfunded status of our benefit plans.
4	Average Benefit Plan Adjustments reflect the cumulative value of entries identified in our Statement of Stockholders’ Equity discussed in Note 3.
5	Yearly averages are calculated using balances at the start of the year and at the end of each quarter.

ELECTRONIC SYSTEMS REALIGNMENT

As previously announced on November 16, 2009, we realigned the Electronic Systems business segment effective January 1, 2010.  Prior to the realignment, Electronic Systems reported three lines of business: Missiles & Fire Control; Maritime Systems & Sensors; and Platforms & Training.  As a result of the realignment, Electronic Systems will now report two lines of business: Missiles, Fire Control & Training (MFC&T) and Mission Systems & Sensors (MS2).  The realignment entailed combining our ground vehicles programs, which includes the Joint Light Tactical Vehicle program, and our simulation and training activities with the Missiles & Fire Control line of business to form MFC&T.  Both were previously reported in the former Platforms & Training line of business.  We combined the remaining elements of the former Platforms & Training line of business with the former Maritime Systems & Sensors line of business to form MS2.  The changes did not impact total segment results.

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Earnings
Unaudited
(In millions, except per share data and percentages)
	QUARTER ENDED
	March 28, 2010 (a)	March 29, 2009 (a)

Net sales	$10,637	$10,373
Cost of sales	9,701	9,368
	936	1,005
Other income (expense), net	46	52
Operating profit	982	1,057
Interest expense	88	76
Other non-operating income (expense), net	28	(3)
Earnings before income taxes	922	978
Income tax expense	375	312
Net earnings	$547	$666
Effective tax rate	40.7%	31.9%
Earnings per common share:
Basic	$1.46	$1.69
Diluted	$1.45	$1.68
Average number of shares outstanding
Basic	373.5	393.4
Diluted	377.7	397.5
Common shares reported in stockholders' equity at quarter end:	368.5	386.2

(a)
It is our practice to close our books and records on the Sunday prior to the end of the calendar quarter.  The interim financial statements and tables of financial information included herein are labeled based on that convention.

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins
Unaudited
(In millions, except percentages)
	QUARTER ENDED
	March 28, 2010	March 29, 2009	% Change
Net sales
Aeronautics	$2,933	$2,781	5%
Electronic Systems	2,914	2,913	–
Information Systems & Global Services	2,872	2,761	4
Space Systems	1,918	1,918	–
Total net sales	$10,637	$10,373	3%

Operating profit
Aeronautics	$324	$355	(9)%
Electronic Systems	388	390	(1)
Information Systems & Global Services	233	242	(4)
Space Systems	213	212	–
Segment operating profit	1,158	1,199	(3)
Unallocated corporate expense, net	(176)	(142)
	$982	$1,057	(7)%

Margins
Aeronautics	11.0%	12.8%
Electronic Systems	13.3	13.4
Information Systems & Global Services	8.1	8.8
Space Systems	11.1	11.1
Total operating segments	10.9	11.6
Total consolidated	9.2%	10.2%

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions, except per share data)
	QUARTER ENDED
	March 28, 2010	March 29, 2009
Unallocated corporate (expense) income, net
FAS/CAS pension adjustment	$(110)	$(114)
Stock compensation expense	(41)	(30)
Other, net	(25)	2
Unallocated corporate expense, net	$(176)	$(142)

	QUARTER ENDED
	March 28, 2010	March 29, 2009
FAS/CAS pension adjustment
FAS pension expense	$(357)	$(259)
Less: CAS costs	(247)	(145)
FAS/CAS pension adjustment	$(110)	$(114)

	QUARTER ENDED MARCH 28, 2010[1]
	Operating profit	Net earnings	Earnings per share
Unusual Item - 2010
Elimination of Medicare Part D deferred tax assets	$—	$(96)	$(0.25)

1 There were no unusual items reported in the first quarter of 2009.

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions)
	QUARTER ENDED
	March 28, 2010	March 29, 2009
Depreciation and amortization of plant and equipment
Aeronautics	$47	$47
Electronic Systems	53	58
Information Systems & Global Services	15	14
Space Systems	43	43
Segments	158	162
Unallocated corporate expense, net	14	13
Total depreciation and amortization of plant and equipment	$172	$175

	QUARTER ENDED
	March 28, 2010	March 29, 2009
Amortization of purchased intangibles
Aeronautics	$12	$12
Electronic Systems	4	2
Information Systems & Global Services	10	11
Space Systems	1	2
Total amortization of purchased intangibles	$27	$27

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Balance Sheets
(In millions, except percentages)
	(Unaudited)
	MARCH 28,	DECEMBER 31,
	2010	2009
Assets
Cash and cash equivalents	$3,288	$2,391
Accounts receivable, net	6,610	6,061
Inventories	2,476	2,183
Deferred income taxes	839	815
Other current assets	706	1,027
Total current assets	13,919	12,477

Property, plant and equipment, net	4,436	4,520
Goodwill	9,938	9,948
Purchased intangibles, net	283	311
Prepaid pension asset	164	160
Deferred income taxes	3,625	3,779
Other assets	3,922	3,916
Total assets	$36,287	$35,111

Liabilities and Stockholders' Equity
Accounts payable	$2,247	$2,030
Customer advances and amounts in excess of costs incurred	5,274	5,049
Other current liabilities	4,051	3,624
Total current liabilities	11,572	10,703

Long-term debt, net	5,053	5,052
Accrued pension liabilities	11,184	10,823
Other postretirement benefit and other noncurrent liabilities	4,450	4,404
Stockholders' equity	4,028	4,129
Total liabilities and stockholders' equity	$36,287	$35,111
Total debt-to-capitalization ratio:	56%	55%

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Cash Flows
Unaudited
(In millions)
	QUARTER ENDED
	March 28, 2010	March 29, 2009
Operating Activities
Net earnings	$547	$666
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of plant and equipment	172	175
Amortization of purchased intangibles	27	27
Stock-based compensation	41	30
Changes in operating assets and liabilities:
Accounts receivable, net	(549)	(779)
Inventories	(293)	33
Accounts payable	217	120
Customer advances and amounts in excess of costs incurred	225	326
Other	1,262	620
Net cash provided by operating activities	1,649	1,218

Investing Activities
Expenditures for property, plant and equipment	(92)	(132)
Proceeds from short-term investment transactions	107	—
Acquisitions of businesses / investments in affiliates	(19)	(156)
Other	(4)	(4)
Net cash used for investing activities	(8)	(292)

Financing Activities
Repurchases of common stock	(516)	(499)
Common stock dividends	(238)	(227)
Issuances of common stock and related amounts	24	16
Net cash used for financing activities	(730)	(710)
Effect of exchange rate changes on cash and cash equivalents	(14)	—
Net increase in cash and cash equivalents	897	216
Cash and cash equivalents at beginning of period	2,391	2,168
Cash and cash equivalents at end of period	$3,288	$2,384

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statement of Stockholders' Equity
Unaudited
(In millions, except per share data)
				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance at December 31, 2009	$373	$—	$12,351	$(8,595)	$4,129
Net earnings			547		547
Common stock dividends declared (a)			(238)		(238)
Stock-based awards and other	3	116			119
Common stock repurchases (b)	(7)	(116)	(393)		(516)
Other comprehensive loss				(13)	(13)
Balance at March 28, 2010	$369	$—	$12,267	$(8,608)	$4,028

(a)	Includes dividends ($0.63 per share) declared and paid in the first quarter.
(b)	The Corporation repurchased 6.5 million shares for $516 million during the first quarter. The Corporation has 22.3 million shares remaining under its share repurchase program as of March 28, 2010.

LOCKHEED MARTIN CORPORATION
Operating Data
Unaudited

	March 28,	December 31,
	2010	2009
Backlog
(In millions)
Aeronautics	$26,000	$26,700
Electronic Systems	21,100	21,900
Information Systems & Global Services	12,200	12,600
Space Systems	15,700	16,800
Total	$75,000	$78,000

	QUARTER ENDED
Aircraft Deliveries	March 28, 2010	March 29, 2009
F-16	6	8
F-22	4	5
C-130J	3	3